Contact:

Investor Relations Department, Penn Engineering & Manufacturing Corp.

Mark W. Simon, Senior Vice President

Richard F. Davies, Treasurer

(215) 766-3660

For Immediate Release

PENNENGINEERING ANNOUNCES RESULTS FOR FIRST QUARTER 2004 AND INCREASES

QUARTERLY CASH DIVIDEND 16% TO SEVEN CENTS PER SHARE.

Danboro, PA. April 29, 2004 – Penn Engineering & Manufacturing Corp. (NYSE: PNN, NYSE: PNNA) today reported net income for the first quarter of 2004 increased 986% to $5,867,000, or $0.33 per diluted share, from $540,000, or $0.03 per diluted share, for the comparable 2003 quarter. Consolidated net sales increased 41% to $63,307,000 for the first quarter of 2004 from $44,814,000 for the comparable quarter of 2003.

Today the Board of Directors declared a quarterly cash dividend of seven cents per share on both classes of common stock, payable July 15, 2004 to stockholders of record, July 1, 2004.

For the Fastening Technologies segment, operating income increased 553% to $8,681,000 for the first quarter of 2004 from $1,330,000 in the comparable 2003 quarter. Net sales increased 42% to $33,608,000 for the first quarter of 2004 from $23,597,000 in the comparable quarter of 2003.

For the Distribution segment, operating income increased 202% to $1,728,000 for the first quarter of 2004 from $572,000 in the comparable 2003 quarter. Net sales increased 52% to $17,142,000 for the first quarter of 2004 from $11,266,000 in the comparable quarter of 2003.

For the Motion Technologies segment, operating income increased 36% to $723,000 for the first quarter of 2004 from $531,000 in the comparable 2003 quarter. Net sales increased 26% to $12,557,000 for the first quarter of 2004 from $9,951,000 in the comparable quarter of 2003.

A discussion of the Company’s first quarter performance by Company executives will be held via telephone conference call, Friday, April 30, 2004 at 10:30 AM. There will also be a question and answer period. To access the call, dial 1-800-901-5231, dial-in passcode 66404228. If you are unable to be with us on April 30th, an audio replay will be available shortly following the call. Please dial 888-286-8010 or 617-801-6888, passcode 60788290. A simultaneous Webcast of the conference call will also be available on the Company’s website at

www.penn-eng.com. or www.fulldisclosure.com.

PENN ENGINEERING & MANUFACTURING CORP.

Income Statement Data

Amounts in Thousands, Except Per Share data

	Three Months Ended (Unaudited)
	March 31, 2004	March 31, 2003

Net Sales	$63,307	$44,814
Cost of Products Sold	40,785	32,240
Gross Profit	22,522	12,574
Selling Expenses	6,409	5,229
General, and Administrative Expense	7,371	6,267
Operating Income	8,742	1,078
Other Income (Expense):
Interest income	49	47
Interest expense	(96)	(307)
Other, net	(128)	(126)
Total Other Income (Expense)	(175)	(386)

	8,567	692
Provision for Income Taxes	2,700	152
Net Income	$5,867	$540
Per Share Data:
Basic earnings	$0.33	$0.03
Diluted earnings	$0.33	$0.03
Weighted Avg. Shares Outstanding:
Basic shares	17,556	17,383
Diluted shares	17,940	17,408